Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-000000) and related Prospectus of Liberty Property Trust for the registration of its common shares of beneficial interest and to the incorporation by reference therein of our reports dated February 28, 2014, with respect to the consolidated financial statements and schedule of Liberty Property Limited Partnership, and the effectiveness of internal control over financial reporting of Liberty Property Limited Partnership, included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
April 29, 2014